The data shown is fictitious and for illustrative purposes only. MyOptionExchange - Terms and Conditions. The Terms and Conditions for usage of the MyOptionExchange tool must be acknowledged before access to the tool is granted.

The data shown is fictitious and for illustrative purposes only. MyOptionExchange - Terms and Conditions. If the Terms and Conditions are not accepted, the tool cannot be accessed and window must be closed.

The data shown is fictitious and for illustrative purposes only. MyOptionExchange - Main page, upper part. Preliminary exchange ratios. Used to review current grants, view exchange ratios and calculated new options(shares), and to register decisions.

MyOptionExchange - Main page, lower part. Preliminary exchange ratios. Used to review current grants, view exchange ratios and calculated new options(shares), and to register decisions. The data shown is fictitious and for illustrative purposes only.

The data shown is fictitious and for illustrative purposes only. MyOptionExchange - Main page, upper part. Final exchange ratios. Used to review current grants, view exchange ratios and calculated new options(shares), and to register decisions.

MyOptionExchange - Main page, lower part. Final exchange ratios. Used to review current grants, view exchange ratios and calculated new options(shares), and to register decisions. The data shown is fictitious and for illustrative purposes only.

The data shown is fictitious and for illustrative purposes only. MyOptionExchange - Modeling window. Used to model current versus new option values based on hypothetical grant price and stock price growth rate inputs.

The data shown is fictitious and for illustrative purposes only. MyOptionExchange - Modeling window, help pop-up.

MyOptionExchange - Terms and Conditions of Submitting Your Decisions. This page, with a link to a printable version, appears after clicking "Yes, I agree". If Cancel is clicked on this page, the user is returned to the Main page. The data shown is fictitious and for illustrative purposes only.

Full text of the MyOptionExchange - Terms and Conditions Click here for a printable version of these Terms and Conditions By clicking "Yes, I agree" on the Terms and Conditions page of the Stock Option Exchange website, I acknowledge that I have read and agree to all of the terms and conditions of Intel's Stock Option Exchange program as described below and in the Offer to Exchange, and I understand and agree that: I have received and reviewed the Offer to Exchange document, the tax addendum, and the grant agreements (the "Option Exchange Offer Documents") delivered to me through the Employee Stock Option Exchange Program website; I have read carefully, understand and agree to be bound by all of the terms and conditions of the option exchange offer as described in Option Exchange Offer Documents, and agree that if there is a discrepancy between the Option Exchange Offer Documents and the information posted on this website, the Option Exchange Offer Documents will govern; Intel is not advising me as to whether or not to participate in the Option Exchange Offer, and I am responsible for reviewing all the materials relating to the Option Exchange Offer, including the Offer to Exchange, and deciding whether or not to exchange my current options for a fewer number of new options; By submitting my decisions on the Stock Option Exchange Website, I elect to keep or exchange the options that I have specified on the election page, and if I elect to keep eligible options and do not change my election to keep those options before the expiration of the option exchange offer, those options will remain subject to their current terms and conditions and I will not again have the ability to elect to exchange those options; If I validly submit stock options for exchange, I can change my election before the expiration of the option exchange offer, and to the extent that I do not change my election before the expiration of the option exchange offer, then upon acceptance of my election by Intel following the expiration of the option exchange offer, my election will constitute a binding agreement between Intel and me with respect to my eligible options that are accepted for cancellation and exchange; My election to keep or exchange options that are eligible under the Stock Option Exchange program is at my own discretion and is completely voluntary; Intel has not made any recommendation and does not take any position on whether I should keep or exchange eligible options and has advised me to consult with my own legal, accounting and tax advisors as to the consequences of keeping or exchanging eligible options before making any decision whether to participate; If I validly submit stock options for exchange, and the stock options I elect to exchange are eligible and are accepted for exchange, those options will be cancelled, I will lose all of my rights to purchase any shares under those options and the only thing that I will receive in exchange for those options are new options that will be granted under the Stock Option Exchange Program in accordance with the terms set forth in the Option Exchange Offer Documents; My election to keep or exchange options under the Stock Option Exchange program and any options that I am granted under the program (i) will not alter or affect any provisions of my employment relationship with Intel or any of its affiliates other than with respect to options that I elect to exchange, (ii) will not create a right to my continued employment or service with Intel or any of its subsidiaries for any period, and (iii) will not change or affect the fact that my employment or service can be terminated at any time by me or Intel (or one of Intel's subsidiaries, as applicable), with or without cause or notice (unless otherwise required by applicable law), in accordance with any terms of my employment with Intel or any of its subsidiaries, and without additional severance payments except as otherwise required by law or contract; My ability to participate in the option exchange offer will terminate as of the date that I am no longer actively employed and will not be extended by any notice period mandated under local law;

Full text of the MyOptionExchange - Terms and Conditions (cont'd) The Stock Option Exchange program is a discretionary program and is subject to a number of variables and conditions specified in the Option Exchange Offer Documents, and Intel may extend or amend the program and the exchange offer, may postpone its acceptance and cancellation of options that I elect to submit for exchange, may terminate the Option Exchange Offer if any of the conditions specified in Option Exchange Offer Documents occurs and may elect to waive any of those conditions, in each case subject to applicable law, and any such event may mean that options I have elected to exchange will remain outstanding and subject to their current terms and conditions; I explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in the Exchange Offer Documents by and among, as applicable, Intel and its subsidiaries and any company not affiliated with Intel that is assisting Intel with the Option Exchange Offer, and those recipients may be located inside or outside of the United States; and I have been advised that Intel and/or any affiliate may hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing Intel's stock and other employee benefit plans and this exchange offer ("Data"), and that I have been advised that Data may be transferred to any third parties assisting in the implementation, administration and management of the exchange offer, that these recipients may be located in my country, or elsewhere, and that the recipient's country may have different data privacy laws and protections than in my country. I have been advised that I may request a list with names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my decision on whether to keep or exchange options under the Stock Option Exchange program and with respect to other employee benefit plans and this exchange offer. I have been advised that Data will be held only as long as is necessary to implement, administer and manage my participation in the equity and other employee benefit plans and the Stock Option Exchange program. I have been advised that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or if I am a resident of certain countries, refuse or withdraw the consents herein, in any case without cost, by contacting Get Help (AskES) in writing. I have been advised that refusing or withdrawing my consent under this paragraph may affect my ability to participate in this exchange offer; I have the authority and am legally authorized to make the election to keep or exchange options that are eligible under the Stock Option Exchange program, my elections will survive my death or incapacity and will be binding upon my heirs, personal representatives, successors and assigns, and Intel is entitled to rely on this and the other statements that I have agreed to when I click "Yes, I agree" on the Terms and Conditions page of the Stock Option Exchange website; and Intel's determinations of all matters related to the administration of the Stock Option Exchange program will be afforded the maximum deference permitted by law, subject to any rights accorded to me under applicable law to challenge such determination in a court of competent jurisdiction. Intel's Option Exchange Offer is expected to open on 28 September 2009. The Tool's decision capability will open on the day that Intel files a Tender Offer Statement on a Schedule TO with the U.S. Securities and Exchange Commission. You will receive an email to your Intel email account indicating that the Option Exchange Offer is open. INTEL CORPORATION DOES NOT VIEW THE CERTIFICATION MADE BY OPTION HOLDERS THAT THEY HAVE READ THE OFFERING MATERIALS AS A WAIVER OF LIABILITY AND PROMISES NOT TO ASSERT THAT THE PROVISION CONSTITUTES A WAIVER OF LIABILITY.

The data shown is fictitious and for illustrative purposes only. MyOptionExchange - Confirmation page, upper part. Preliminary exchange ratios. This page shows the employee's registered decisions.

The data shown is fictitious and for illustrative purposes only. MyOptionExchange - Confirmation page, lower part. Preliminary exchange ratios. This page shows the employee's registered decisions.

The data shown is fictitious and for illustrative purposes only. MyOptionExchange - Confirmation page, upper part. Final exchange ratios. This page shows the employee's registered decisions.

The data shown is fictitious and for illustrative purposes only. MyOptionExchange - Confirmation page, lower part. Final exchange ratios. This page shows the employee's registered decisions.